Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS 2020 RESULTS AND 2021 EARNINGS GUIDANCE
Scottsdale, Arizona (February 22, 2021) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2020.
"In 2020, HTA continued to grow its best-in-class portfolio despite the ongoing COVID-19 pandemic, displaying the resilience and strength of the leader in the medical office building industry," stated Chairman, CEO and President Scott D. Peters. "As we look ahead to 2021, we are excited to see new opportunities to grow as a company while continuing to provide attractive returns for our stockholders."
Highlights
Fourth Quarter 2020:
•Reported net income attributable to common stockholders of $0.13 per diluted share.
•Reported Same-Property Cash Net Operating Income (“NOI”) growth of 2.5% compared to Q4 2019.
•Reported Funds From Operations (“FFO”) as defined by NAREIT of $0.43 per diluted share, an increase of 4.9% compared to Q4 2019.
•Reported Normalized FFO of $0.43 per diluted share, an increase of 2.4% compared to Q4 2019.
•Reported Normalized FAD of $80.3 million, an increase of 11.1% compared to Q4 2019.

Year Ended 2020:
•Reported net income attributable to common stockholders of $0.24 per diluted share.
•Reported FFO as defined by NAREIT of $1.56 per diluted share, an increase of 2.0% compared to 2019.
•Reported Normalized FFO of $1.71 per diluted share, an increase of 4.3% compared to 2019.
•Reported Normalized FAD of $317.6 million, an increase of 9.8% compared to 2019.
•Raised $800 million of senior unsecured notes at a coupon of 2% per annum. Proceeds were used to repay approximately $600 million of existing debt.
•Raised our quarterly dividend for the 7th consecutive year.

Portfolio Performance
•As of December 31, 2020, our portfolio had a leased rate of 89.8% by gross leasable area (“GLA”) and an occupancy rate of 89.1% by GLA.

Fourth Quarter 2020:
•HTA executed approximately 0.6 million square feet of leases, including 136 thousand square feet of new leases and 442 thousand square feet of renewals. Re-leasing spreads increased to 2.7% and tenant retention for the Same-Property portfolio was 80% by GLA.
•For Q4, we collected more than 99.5% of our total monthly rents that are contractually due and owed. Our January and February 2021 collections continue to be consistent with Q4.

Year Ended December 31, 2020:
•HTA executed approximately 3.9 million square feet of GLA in leases, or approximately 17% of our leased space. This includes 668 thousand square feet of GLA in new leases and 3.2 million square feet of GLA in renewals. Re-leasing spreads increased to 4.7% and tenant retention for the Same-Property portfolio was 87% by GLA.
•For 2020 charges only, we collected 99% of our total monthly rents that are contractually due and owed, which includes the impact of our remaining deferred charges.
•In total in 2020, we have approved deferral plans that total approximately $11.1 million, or approximately 1.5% of annual revenues. Of this total, approximately $8.5 million have been repaid as of today. The remainder are expected to be repaid within the next 6 to 9 months. We have not approved any material deferrals in January.

Investment Activity
•During the quarter, HTA closed on $129 million of medical office investments totaling approximately 386 thousand square feet of GLA. For the year, HTA has now closed over $181 million of MOB investments totaling approximately 600 thousand square feet of GLA with expected year-one contractual yields of 6.0%. These properties were approximately 94% leased as of closing and are located within HTA's key markets.
•In Q4, we sold one asset in the Overland Park, Kansas market for approximately $17 million resulting in a $7.6 million gain on sale of real estate.
•In 2020, we completed our initial development started by HTA. This 127,000 SF Class A MOB development in Raleigh, North Carolina is anchored by WakeMed Health System. The building is 77% leased and began paying cash rent in 4Q 2020. Annual Cash NOI upon full stabilization is expected to approximate $3.4 million.
•Our remaining three developments in California, Florida, and Texas continue to progress, and we anticipate completion on-time between Q1 and Q3 2021. The first two of these developments, representing 135,000 square feet of GLA and over $50 million of total construction costs located in Miami, Florida and Bakersfield, California, are anticipated for construction completion and occupancy commencement in late Q1 2021, generating NOI beginning in Q2 2021.

Capital Activity and Liquidity
•HTA ended Q4 2020 with total leverage of (i) 32.3%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.9x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Including the impact of the unsettled forward equity agreements, leverage would be 29.2% and 5.3x, respectively.
•HTA ended Q4 with total liquidity of $1.4 billion, inclusive of $1.0 billion available on our unsecured revolving credit facility, $277.5 million of unsettled equity forward transactions and $115.4 million of cash and cash equivalents.
•During the year, we issued $800 million in senior unsecured notes due 2031 at 2.0% coupon. Proceeds were used to refinance $600 million of existing debt, allowing us to extend our nearest term public debt to 2026.
•As of the end of the quarter, HTA had $277.5 million of equity to be settled on a forward basis with the issuance of approximately 9.4 million shares of common stock, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.
Dividend
On December 4, 2020, HTA’s Board of Directors announced a quarterly cash dividend of $0.320 per share of common stock and per Operating Partnership Unit, paid on January 12, 2021 to stockholders of record on January 5, 2021. This marks the 7th consecutive year of dividend increases to our stockholders.

2021 Guidance:
HTA expects 2021 guidance to range as follows:

	Annual Expectations
	Low	to	High
Net income attributable to common stockholders per share	$0.32		$0.40

Same-Property Cash NOI	2.0%		3.0%

FFO per share, as defined by NAREIT	$1.70		$1.77

Normalized FFO per share	$1.71		$1.79

The 2021 outlook guidance includes the following additional assumptions:
•$300 - $600 million of investments at an average 5.5% to 6.0% yield;
•$50 - $100 million of dispositions at a 5.0% to 7.0% yield;
•general and administrative costs of $43 - $46 million;
•average fully diluted shares of between 226 and 229 million fully diluted shares of common stock outstanding, with proceeds from equity previously raised on a forward basis being utilized to fund acquisitions as they close; and
•developments being substantially completed as planned.
•The lower end of the range assumes settlement of forward equity agreements without deployment of cash proceeds for investments.
•HTA expects leverage, measured as (i) debt less cash and cash equivalents to total capitalization, and (ii) measured as debt less cash and cash equivalents to Adjusted EBITDAre to range between 5.5x and 6.0x throughout the year.

HTA's 2021 guidance is based on a number of various assumptions that are subject to change and many of which are outside the control of the Company. Additionally, HTA's guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. If actual results vary from these assumptions, HTA's expectations may change. There can be no assurance that HTA will achieve these results.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 25.4 million square feet of GLA, with $7.5 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; and pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic, and potential material adverse effect these may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2020 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Tuesday, February 23, 2021 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to review its financial performance and operating results for the quarter and year ended December 31, 2020.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10152006
Available February 23, 2021 (one hour after the end of the conference call) to March 23, 2021 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Real estate investments:
Land	$596,269	$584,546
Building and improvements	6,507,816	6,252,854
Lease intangibles	628,621	628,066
Construction in progress	80,178	28,150
	7,812,884	7,493,616
Accumulated depreciation and amortization	(1,702,719)	(1,447,815)
Real estate investments, net	6,110,165	6,045,801
Investment in unconsolidated joint venture	64,360	65,888
Cash and cash equivalents	115,407	32,713
Restricted cash	3,358	4,903
Receivables and other assets, net	251,728	237,024
Right-of-use assets - operating leases, net	235,223	239,867
Other intangibles, net	10,451	12,553
Total assets	$6,790,692	$6,638,749
LIABILITIES AND EQUITY
Liabilities:
Debt	$3,026,999	$2,749,775
Accounts payable and accrued liabilities	200,358	171,698
Derivative financial instruments - interest rate swaps	14,957	29
Security deposits, prepaid rent and other liabilities	82,553	49,174
Lease liabilities - operating leases	198,367	198,650
Intangible liabilities, net	32,539	38,779
Total liabilities	3,555,773	3,208,105
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 218,578,012 and 216,453,312 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	2,186	2,165
Additional paid-in capital	4,916,784	4,854,042
Accumulated other comprehensive (loss) income	(16,979)	4,546
Cumulative dividends in excess of earnings	(1,727,752)	(1,502,744)
Total stockholders’ equity	3,174,239	3,358,009
Noncontrolling interests	60,680	72,635
Total equity	3,234,919	3,430,644
Total liabilities and equity	$6,790,692	$6,638,749

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental income	$186,955	$176,199	$738,414	$691,527
Interest and other operating income	63	114	551	513
Total revenues	187,018	176,313	738,965	692,040
Expenses:
Rental	56,549	53,266	226,859	211,479
General and administrative	10,621	10,203	42,969	41,360
Transaction	668	1,492	965	2,350
Depreciation and amortization	75,344	78,654	303,828	290,384
Interest expense	23,328	24,031	94,613	96,632
Total expenses	166,510	167,646	669,234	642,205
Gain (loss) on sale of real estate, net	7,599	(117)	9,590	(154)
Loss on extinguishment of debt, net	—	—	(27,726)	(21,646)
Income from unconsolidated joint venture	389	426	1,612	1,882
Other income	11	60	301	841
Net income	$28,507	$9,036	$53,508	$30,758
Net income attributable to noncontrolling interests	(452)	(118)	(890)	(604)
Net income attributable to common stockholders	$28,055	$8,918	$52,618	$30,154
Earnings per common share - basic:
Net income attributable to common stockholders	$0.13	$0.04	$0.24	$0.15
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.13	$0.04	$0.24	$0.14
Weighted average common shares outstanding:
Basic	218,575	207,395	218,078	205,720
Diluted	222,099	211,472	221,666	209,605
Dividends declared per common share	$0.320	$0.315	$1.270	$1.250

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$53,508	$30,758	$217,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	283,039	280,969	271,441
Share-based compensation expense	8,916	10,127	9,755
Impairment	—	—	8,887
Income from unconsolidated joint venture	(1,612)	(1,882)	(1,735)
Distributions from unconsolidated joint venture	3,240	3,030	2,665
(Gain) loss on sale of real estate, net	(9,590)	154	(165,977)
Loss (gain) on extinguishment of debt, net	27,726	21,646	(242)
Changes in operating assets and liabilities:
Receivables and other assets, net	(11,042)	(12,857)	(17,558)
Accounts payable and accrued liabilities	2,066	(128)	9,478
Security deposits, prepaid rent and other liabilities	31,711	8,577	3,056
Net cash provided by operating activities	387,962	340,394	337,396
Cash flows from investing activities:
Investments in real estate	(185,286)	(553,298)	(17,389)
Development of real estate	(77,077)	(28,066)	(34,270)
Proceeds from the sale of real estate	22,939	4,880	305,135
Capital expenditures	(74,743)	(91,544)	(77,870)
Collection of real estate notes receivable	907	739	703
Advances on real estate notes receivable	(6,000)	—	—
Net cash (used in) provided by investing activities	(319,260)	(667,289)	176,309
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	1,329,862	610,000	145,000
Payments on unsecured revolving credit facility	(1,429,862)	(510,000)	(145,000)
Proceeds from unsecured senior notes	793,568	906,927	—
Payments on unsecured senior notes	(300,000)	(700,000)	—
Payments on secured mortgage loans	(114,060)	(97,361)	(241,021)
Deferred financing costs	(6,800)	(7,776)	(782)
Debt extinguishment costs	(25,939)	(18,383)	(1,909)
Proceeds from issuance of common stock	50,020	323,393	72,814
Issuance of OP Units	1,378	—	411
Repurchase and cancellation of common stock	(5,192)	(12,178)	(70,319)
Dividends paid	(275,816)	(256,117)	(252,651)
Distributions paid to noncontrolling interest of limited partners	(4,712)	(8,758)	(5,278)
Sale of noncontrolling interest	—	1,234	—
Net cash provided by (used in) financing activities	12,447	230,981	(498,735)
Net change in cash, cash equivalents and restricted cash	81,149	(95,914)	14,970
Cash, cash equivalents and restricted cash - beginning of year	37,616	133,530	118,560
Cash, cash equivalents and restricted cash - end of year	$118,765	$37,616	$133,530

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$28,507	$9,036	$53,508	$30,758
General and administrative expenses	10,621	10,203	42,969	41,360
Transaction expenses	668	1,492	965	2,350
Depreciation and amortization expense	75,344	78,654	303,828	290,384
Interest expense	23,328	24,031	94,613	96,632
(Gain) loss on sale of real estate, net	(7,599)	117	(9,590)	154
Loss on extinguishment of debt, net	—	—	27,726	21,646
Income from unconsolidated joint venture	(389)	(426)	(1,612)	(1,882)
Other income	(11)	(60)	(301)	(841)
NOI	$130,469	$123,047	$512,106	$480,561
NOI percentage growth	6.0%		6.6%

NOI	$130,469	$123,047	$512,106	$480,561
Straight-line rent adjustments, net	(3,298)	(1,600)	(15,971)	(9,861)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments (1)	(519)	(1,475)	(2,722)	(3,347)
Notes receivable interest income	(9)	(21)	(161)	(96)
Other normalizing adjustments (2)	—	—	5,031	—
Cash NOI	$126,643	$119,951	$498,283	$467,257
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(6,295)	(1,880)	(36,408)	(9,273)
Redevelopment Cash NOI	314	(167)	698	(2,635)
Intended for sale Cash NOI (3)	(1,344)	(1,440)	(5,486)	(5,499)
Same-Property Cash NOI (4)	$119,318	$116,464	$457,087	$449,850
Same-Property Cash NOI percentage growth	2.5%		1.6%

(1) The presentation includes certain adjustments to allow for the consistent treatment of items impacted by Topic 842-Leases.
(2) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the year ended December 31, 2020. There were no other normalizing adjustments for the three months ended December 31, 2020
(3) Relates to properties currently under contract for sale, that remain subject to customary due diligence and closing conditions and are not guaranteed to transact.
(4) Same-Property includes 409 and 399 buildings for the three months and year ended December 31, 2020 and 2019, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; (iii) notes receivable interest income; and (iv) other normalizing adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.
HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to common stockholders	$28,055	$8,918	$52,618	$30,154
Depreciation and amortization expense related to investments in real estate	74,368	77,758	299,722	287,572
(Gain) loss on sale of real estate, net	(7,599)	117	(9,590)	154
Proportionate share of joint venture depreciation and amortization	506	468	1,949	1,858
FFO attributable to common stockholders	$95,330	$87,261	$344,699	$319,738
Transaction expenses	668	1,492	965	2,350
Loss on extinguishment of debt, net	—	—	27,726	21,646
Noncontrolling income from OP units included in diluted shares	452	118	890	538
Other normalizing adjustments (1)	—	—	5,031	—
Normalized FFO attributable to common stockholders	$96,450	$88,871	$379,311	$344,272
Non-cash compensation expense	1,781	2,299	8,916	10,127
Straight-line rent adjustments, net	(3,298)	(1,600)	(15,971)	(9,861)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	618	(580)	1,122	(535)
Deferred revenue - tenant improvement related and other	—	(1)	—	(5)
Amortization of deferred financing costs and debt discount/premium, net	1,190	935	4,452	5,216
Recurring capital expenditures, tenant improvements and leasing commissions	(16,457)	(17,663)	(60,201)	(59,803)
Normalized FAD attributable to common stockholders	$80,284	$72,261	$317,629	$289,411

Net income attributable to common stockholders per diluted share	$0.13	$0.04	$0.24	$0.14
FFO adjustments per diluted share, net	0.30	0.37	1.32	1.39
FFO attributable to common stockholders per diluted share	$0.43	$0.41	$1.56	$1.53
Normalized FFO adjustments per diluted share, net	0.00	0.01	0.15	0.11
Normalized FFO attributable to common stockholders per diluted share	$0.43	$0.42	$1.71	$1.64

Weighted average diluted common shares outstanding	222,099	211,472	221,666	209,605
(1) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the year ended December 31, 2020. There were no other normalizing adjustments for the three months ended December 31, 2020.
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing adjustments, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.

HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.
HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

Three Months Ended
December 31, 2020
Net income	$28,507
Interest expense	23,328
Depreciation and amortization expense	75,344
Gain on sale of real estate, net	(7,599)
Proportionate share of joint venture depreciation and amortization	506
EBITDAre	$120,086
Transaction expenses	668
Non-cash compensation expense	1,781
Pro forma impact of acquisitions/dispositions	1,659
Adjusted EBITDAre	$124,194

Adjusted EBITDAre, annualized	$496,776

As of December 31, 2020:
Debt	$3,026,999
Less: cash and cash equivalents	115,407
Net Debt	$2,911,592

Net Debt to Adjusted EBITDAre	5.9x

As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing adjustments. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.